Pricing Supplement dated January , 2026	Subject to Completion Dated January 20, 2026	Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Airbag Autocallable Yield Notes

$• Notes Linked to the Least Performing of the Class C Common Stock of Dell Technologies Inc., the Common Stock of Eli Lilly and Company and the Common Stock of Micron Technology, Inc. due on or about January 21, 2028

Investment Description

The Airbag Autocallable Yield Notes (the “Notes”) are senior unsecured debt securities issued by Royal Bank of Canada linked to the performance of the least performing of the Class C common stock of Dell Technologies Inc., the common stock of Eli Lilly and Company and the common stock of Micron Technology, Inc. (each, an “Underlying”). We will pay a quarterly Coupon Payment regardless of the performance of any Underlying. We will automatically call the Notes early if the closing value of each Underlying on any quarterly Call Observation Date (beginning six months after the Trade Date) is greater than or equal to its Initial Underlying Value. If the Notes are called, we will pay you the principal amount of your Notes plus the Coupon Payment otherwise due, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Underlying Value of each Underlying is greater than or equal to its Conversion Price, we will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Coupon Payment otherwise due. However, if the Notes are not called prior to maturity and the Final Underlying Value of the Underlying with the lowest percentage change from its Initial Underlying Value (the “Least Performing Underlying”) is less than its Conversion Price, we will pay you the Coupon Payment otherwise due and deliver to you at maturity a number of shares of the Least Performing Underlying equal to the principal amount per Note divided by its Conversion Price (the “Share Delivery Amount”) for each of your Notes, which shares will likely be worth less than your principal amount and may have no value at all. Investing in the Notes involves significant risks. The Notes will not be automatically called if any Underlying closes below its Initial Underlying Value on a quarterly Call Observation Date. You will likely lose some or all of your principal amount if the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price. The contingent repayment of principal applies only at maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.

Features	Key Dates

❑	Coupon Payments — Regardless of the performance of any Underlying, we will pay you a quarterly Coupon Payment.
❑	Automatically Callable — We will automatically call the Notes and pay you the principal amount of your Notes plus the Coupon Payment otherwise due if the closing value of each Underlying on any quarterly Call Observation Date (beginning six months after the Trade Date) is greater than or equal to its Initial Underlying Value. If the Notes are not called, investors will have the potential for downside equity market risk at maturity.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity — If by maturity the Notes have not been called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Conversion Price, we will repay the full principal amount at maturity. However, if by maturity the Notes have not been called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price, at maturity, we will deliver to you a number of shares of the Least Performing Underlying equal to its Share Delivery Amount for each of your Notes, which shares will likely be worth less than the principal amount of the Notes and may have no value at all. Accordingly, you may lose some or all of the principal amount of the Notes. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Strike Date	January 16, 2026
Trade Date	January 20, 2026
Settlement Date	January 23, 2026
Coupon Payment Dates[1]	Quarterly (see page 5)
Call Observation Dates[1]	Quarterly (callable after six months) (see page 5)
Final Valuation Date[1]	January 18, 2028
Maturity Date[1]	January 21, 2028
[1]	Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” IN THE ACCOMPANYING PROSPECTUS, PROSPECTUS SUPPLEMENT AND PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

Note Offering

We are offering Airbag Autocallable Yield Notes Linked to the Least Performing of the Class C Common Stock of Dell Technologies Inc., the Common Stock of Eli Lilly and Company and the Common Stock of Micron Technology, Inc. The Notes will be issued in minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof. The Initial Underlying Value and Conversion Price of each Underlying were determined on the Strike Date.

Underlyings	Coupon Rate	Initial Underlying Value*	Conversion Price**	CUSIP / ISIN
Class C common stock of Dell Technologies Inc. (DELL)	15.75% per annum	$120.53	$72.32, which is 60% of its Initial Underlying Value	78017R453 / US78017R4535
Common stock of Eli Lilly and Company (LLY)		$1,038.40	$623.04, which is 60% of its Initial Underlying Value
Common stock of Micron Technology, Inc. (MU)		$362.75	$217.65, which is 60% of its Initial Underlying Value

* With respect to each Underlying, the closing value of that Underlying on the Strike Date

** Rounded to two decimal places

See “Additional Information about Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus dated December 20, 2023, the prospectus supplement dated December 20, 2023, the product supplement no. 1B dated July 22, 2025 and this pricing supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes Linked to the Least Performing of the Class C Common Stock of Dell Technologies Inc., the Common Stock of Eli Lilly and Company and the Common Stock of Micron Technology, Inc.	•	$1,000	•	$17.50	•	$982.50

(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $17.50 per Note. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $929.40 and $979.40 per Note and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information about Royal Bank of Canada and the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

♦	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

♦	Product Supplement No. 1B dated July 22, 2025: https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Selected Purchase Considerations

The Notes may be appropriate for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate the loss of some or all of the principal amount of the Notes and are willing to make an investment that may have up to the full downside market risk of the Least Performing Underlying.

♦	You believe that the closing value of each Underlying will be greater than or equal to its Conversion Price on the Final Valuation Date and, if it is not, you can tolerate receiving shares of the Least Performing Underlying at maturity likely to be worth less than your principal amount and that may have no value at all.

♦	You are willing to make an investment whose return is limited to the Coupon Payments paid on the Notes, regardless of any potential appreciation of any Underlying, which could be significant.

♦	You are willing to invest in the Notes based on the Coupon Rate set forth on the cover page of this pricing supplement.

♦	You are willing to forgo the dividends paid on the Underlyings.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You are willing to accept individual exposure to each Underlying and that the performance of an Underlying will not be offset or mitigated by the performance of the other Underlyings.

♦	You fully understand and accept the risks associated with each Underlying.

♦	You are willing to invest in Notes that may be called early and you are otherwise willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be appropriate for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You cannot tolerate the loss of some or all of the principal amount of the Notes, and you are not willing to make an investment that may have up to the full downside market risk of the Least Performing Underlying.

♦	You believe that the closing value of any Underlying will decline during the term of the Notes and is likely to be below its Conversion Price on the Final Valuation Date.

♦	You cannot tolerate receiving shares of the Least Performing Underlying at maturity likely to be worth less than your principal amount and that may have no value at all.
♦	You seek an investment that participates in the full appreciation in the value of any Underlying or that has unlimited return potential.

♦	You are unwilling to invest in the Notes based on the Coupon Rate set forth on the cover page of this pricing supplement.

♦	You want to receive the dividends paid on the Underlyings.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the values of the Underlyings.

♦	You are unwilling to accept individual exposure to each Underlying and that the performance of an Underlying will not be offset or mitigated by the performance of the other Underlyings.

♦	You do not fully understand or accept the risks associated with each Underlying.

♦	You are unable or unwilling to hold Notes that may be called early, or you are otherwise unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement for risks related to an investment in the Notes. For more information about the Underlyings, see “Information about the Underlyings” below.

Indicative Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount:	$1,000 per Note
Term:	Approximately two years, if not previously called
Underlyings:	The Class C common stock of Dell Technologies Inc. (the “DELL Underlying”), the common stock of Eli Lilly and Company (the “LLY Underlying”) and the common stock of Micron Technology, Inc. (the “MU Underlying”)
Coupon Payment:

We will pay you a Coupon Payment on each Coupon Payment Date, regardless of the performance of any Underlying.

The Coupon Payment will be a fixed amount based upon equal quarterly installments at the Coupon Rate, which will be a per annum rate as set forth below.

Coupon Rate:	15.75% per annum
Automatic Call Feature:	The Notes will be called automatically if the closing value of each Underlying on any Call Observation Date (beginning six months after the Trade Date and set forth on page 5) is greater than or equal to its Initial Underlying Value. If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) an amount per Note equal to $1,000 plus the Coupon Payment otherwise due. No further amounts will be owed to you under the Notes.
Payment at Maturity:

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Conversion Price, we will pay you at maturity an amount in cash per Note equal to $1,000 plus the Coupon Payment otherwise due.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price, we will pay you the Coupon Payment otherwise due and deliver to you at maturity a number of shares of the Least Performing Underlying per Note equal to its Share Delivery Amount. Fractional shares of the Least Performing Underlying will be paid in cash with a value equal to the number of fractional shares times its Final Underlying Value.

In this scenario, you will receive shares of the Least Performing Underlying that will likely be worth less than the principal amount of the Notes and may have a value equal to $0.

Least Performing Underlying:	The Underlying with the lowest Underlying Return
Underlying Return:	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value
Conversion Price:	With respect to each Underlying, a percentage of its Initial Underlying Value, as specified on the cover of this pricing supplement
Share Delivery Amount:

With respect to each Underlying, a number of shares of that Underlying equal to $1,000 divided by its Conversion Price (rounded to four decimal places)

The Share Delivery Amount with respect to the DELL Underlying is equal to 13.8274 per Note.

The Share Delivery Amount with respect to the LLY Underlying is equal to 1.6050 per Note.

The Share Delivery Amount with respect to the MU Underlying is equal to 4.5945 per Note.

Initial Underlying Value:	With respect to each Underlying, the closing value of that Underlying on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlying Value of each Underlying is not the closing value of that Underlying on the Trade Date.
Final Underlying Value:	With respect to each Underlying, the closing value of that Underlying on the Final Valuation Date
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)

Investment Timeline
Strike Date:	The Initial Underlying Value, Conversion Price and Share Delivery Amount of each Underlying were determined.

Quarterly (including at Maturity):

We will pay you a Coupon Payment on each Coupon Payment Date, regardless of the performance of any Underlying.

The Notes will be called if the closing value of each Underlying on any Call Observation Date (beginning six months after the Trade Date) is greater than or equal to its Initial Underlying Value. If the Notes are called, we will pay you an amount per Note equal to $1,000 plus the Coupon Payment otherwise due.

Maturity Date:

The Final Underlying Value of each Underlying is observed on the Final Valuation Date.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than or equal to its Conversion Price, we will pay you at maturity an amount in cash per Note equal to $1,000 plus the Coupon Payment otherwise due.

If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price, we will pay you the Coupon Payment otherwise due and deliver to you at maturity a number of shares of the Least Performing Underlying per Note equal to its Share Delivery Amount. Fractional shares of the Least Performing Underlying will be paid in cash with a value equal to the number of fractional shares times its Final Underlying Value.

In this scenario, you will receive shares of the Least Performing Underlying that will likely be worth less than the principal amount of the Notes and may have a value equal to $0.

Investing in the Notes involves significant risks. The Notes will not be automatically called if any Underlying closes below its Initial Underlying Value on a quarterly Call Observation Date. You will likely lose some or all of your principal amount if the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price. The contingent repayment of principal applies only at maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

1 Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the accompanying product supplement.

Call Observation Dates and Coupon Payment Dates*
Call Observation Dates**	Coupon Payment Dates
N/A	April 21, 2026
July 16, 2026	July 21, 2026
October 16, 2026	October 21, 2026
January 19, 2027	January 22, 2027
April 16, 2027	April 21, 2027
July 16, 2027	July 21, 2027
October 18, 2027	October 21, 2027
January 18, 2028	January 21, 2028

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

** The Notes are subject to an initial six-month non-call period. Thus, the first Call Observation Date will be July 16, 2026, and the first possible Call Settlement Date will be July 21, 2026.

Key Risks

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

♦	Your Investment in the Notes May Result in a Loss of Principal — The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price, at maturity, we will deliver to you shares of the Least Performing Underlying that will likely be worth less than the principal amount of the Notes and may have no value at all. If you receive shares of the Least Performing Underlying, you will be exposed to any further decrease in the value of that Underlying from the Final Valuation Date to the Maturity Date. Accordingly, you could lose some or all of the principal amount of the Notes.

♦	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

♦	The Contingent Repayment of Principal Applies Only If You Hold the Notes to Maturity — The contingent repayment of principal applies only at maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may have to sell them at a loss even if the value of each Underlying is above its Conversion Price at the time of sale.

♦	You Will Not Participate in Any Appreciation of the Underlyings, and Any Potential Return on the Notes Is Limited — The return on the Notes is limited to the pre-specified Coupon Rate, regardless of the appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Underlyings. Further, if the Notes are called due to the automatic call feature, you will not receive any Coupon Payments or any other payment after the applicable Call Settlement Date. Since the Notes could be called as early as the first Call Observation Date (beginning six months after the Trade Date), the total return on the Notes could be minimal. On the other hand, if the Notes have not been previously called and if the value of any Underlying is less than its Initial Underlying Value, as the Maturity Date approaches and the remaining number of Call Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the value of that Underlying to increase to its Initial Underlying Value. If the Notes are not called, you will be subject to the Underlyings’ risk of decline.

♦	Any Payment on the Notes Will Be Determined Solely by the Performance of the Underlying with the Worst Performance Even If the Other Underlyings Perform Better — Any payment on the Notes will be determined solely by the performance of the Underlying with the worst performance. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. In the case of the Notes, the individual performance of the Underlyings will not be combined, and the adverse performance of one Underlying will not be mitigated by any appreciation of the other Underlyings. For the Notes to be automatically called or to receive contingent repayment of principal at maturity from us, each Underlying must close above its Initial Underlying Value or Conversion Price, as applicable, on the applicable Call Observation Date or the Final Valuation Date, as applicable. In addition, if not called prior to maturity, you may receive shares of the Least Performing Underlying that will likely be worth less than the principal amount of the Notes and may have no value at all. Accordingly, your investment is subject to the market risk of each Underlying, which results in a higher risk of your incurring a loss at maturity.

♦	Because the Notes Are Linked to the Individual Performance of More than One Underlying, It Is More Likely That You Will Lose Some or All of Your Initial Investment — The risk that you will lose some or all of your initial investment in the Notes is greater if you invest in the Notes as opposed to securities that are linked to the performance of a single Underlying or two Underlyings if their terms are otherwise substantially similar. With a greater total number of Underlyings, it is more likely that any Underlying will be below its Conversion Price on the Final Valuation Date, and therefore it is more likely that at maturity you will receive shares of the Least Performing Underlyings that will likely be worth less than your principal amount. In addition, the performances of the Underlyings may be positively or negatively correlated, or may not be correlated at all. If the Underlyings are not correlated to each other or are negatively correlated, there is a greater potential for one of those Underlyings to close below its Conversion Price on the Final Valuation Date, and therefore the risk that you will lose a portion of your principal at maturity. It is impossible to predict what the correlations among the Underlyings will be over the term of the Notes. The Underlyings may not perform similarly over the term of the Notes. Although the correlation of the Underlyings' performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlations of the Underlyings' performance calculated using our internal models at the time when the terms of the Notes are determined. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. See “Correlation of the Underlyings” below.

♦	The Coupon Rate Reflects in Part the Volatility and Correlation of the Underlyings and May Not Be Sufficient to Compensate You for the Risk of Loss At Maturity — Volatility is a measure of the degree of variation in the values of the Underlyings over a period of time. The greater the volatility of the Underlyings, the more likely it is that the value of any Underlying could close below its Conversion Price on the Final Valuation Date. This risk is generally reflected in a higher Coupon Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. In addition, lower correlation among the Underlyings can also indicate a greater likelihood of an Underlying closing below its Conversion Price on the Final Valuation Date. This greater risk will also be reflected in a higher Coupon Rate than on a security linked to Underlyings with a greater degree of correlation. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss. While the Coupon Payment is a fixed amount, the Underlyings’ volatility and correlation can change significantly over the term of the Notes. The value of any Underlying could fall sharply, which could result in a loss of your principal amount.

♦	The Notes May Be Called Early and Are Subject to Reinvestment Risk — The Notes will be called automatically if the closing value of each Underlying is greater than or equal to its Initial Underlying Value on any Call Observation Date (beginning six months after the Trade Date). In the event that the Notes are called prior to maturity, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest your proceeds in an investment comparable to the Notes, you will incur transaction costs and the original issue price for such an investment is likely to include certain built in costs such as dealer discounts and hedging costs.

♦	Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

♦	The Final Payment on the Notes Will Be Determined Based on the Closing Values of the Underlyings on the Dates Specified — The final payment on the Notes will be determined based on the closing values of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

♦	The Notes Will Be Subject to Risks, Including Non-Payment in Full, under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities—Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the Notes may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “What Are the Tax Consequences of the Notes?—United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

♦	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates intend to make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the values of the Underlyings, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

♦	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

♦	The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Are Influenced by Many Unpredictable Factors — Many economic and market factors influence the terms of the Notes at issuance and affect their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the values of the Underlyings on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the values of the Underlyings. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the values of the Underlyings;

♦	whether the value of any Underlying is below its Conversion Price;

♦	the actual and expected volatility of the Underlyings;

♦	the expected correlation of the Underlyings;

♦	the time remaining to maturity of the Notes;

♦	the dividend rates on the Underlyings;

♦	interest and yield rates in the market generally, as well as in the markets of the Underlyings;

♦	a variety of economic, financial, political, regulatory or judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors influence the terms of the Notes at issuance and affect the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Risks Relating to Conflicts of Interest and Our Trading Activities

♦	Our, Our Affiliates’ and UBS’s Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our, our affiliates’ and UBS’s economic interests are potentially adverse to your interests as an investor in the Notes due to our, our affiliates’ and UBS’s business and trading activities, and we, our affiliates and UBS have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us, UBS and our respective affiliates may adversely affect the values of the Underlyings and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

♦	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “— Risks Relating to the Underlyings” below. In making these discretionary judgments, the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underlyings

♦	An Investment in the Notes Is Subject to Single Stock Risk — The value of each Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into each Underlying issuer and each Underlying for your Notes. For additional information about each Underlying and its issuer, please see “Information about the Underlyings” in this pricing supplement and each Underlying issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by each Underlying issuer with the SEC.

♦	You Will Not Have Any Rights to Any Underlying — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any Underlying.

♦	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting an Underlying. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of any affected Underlying. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

♦	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlying. However, the Calculation Agent might not make adjustments in response to all such events that could affect an Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

♦	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization or other events affecting an Underlying, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of that Underlying upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of that Underlying, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the affected Underlying and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples are hypothetical and provided for illustrative purposes only. You should not take these examples as an indication or assurance of the expected performance of the Underlyings. The numbers appearing in the examples and tables below have been rounded for ease of analysis. The following examples and tables illustrate the payment at maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions:

Principal Amount:	$1,000
Term:	Approximately two years
Coupon Rate:	15.75% per annum (or 3.9375% per quarter)
Coupon Payment:	$39.375 per quarter
Coupon Payment Dates:	Quarterly
Call Observation Dates:	Quarterly (callable after six months)
Hypothetical Initial Underlying Values*:
Underlying A	$100.00
Underlying B	$100.00
Underlying C	$100.00
Hypothetical Conversion Prices*:
Underlying A	$60.00 (which is 60% of its hypothetical Initial Underlying Value)
Underlying B	$60.00 (which is 60% of its hypothetical Initial Underlying Value)
Underlying C	$60.00 (which is 60% of its hypothetical Initial Underlying Value)
Hypothetical Share Delivery Amounts*:
Underlying A	16.6667 shares per Note ($1,000 / hypothetical Conversion Price of $60.00, rounded to four decimal places)
Underlying B	16.6667 shares per Note ($1,000 / hypothetical Conversion Price of $60.00, rounded to four decimal places)
Underlying C	16.6667 shares per Note ($1,000 / hypothetical Conversion Price of $60.00, rounded to four decimal places)

* Not the actual Initial Underlying Values, Conversion Prices or Share Delivery Amounts applicable to the Notes. The actual Initial Underlying Value and Conversion Price of each Underlying are set forth on the cover page of this pricing supplement and the actual Share Delivery Amount for each Underlying is indicated under “Indicative Terms of the Notes” in this pricing supplement.

Example 1 — Notes Are Called on the First Call Observation Date.

Date	Closing Value	Payment (per Note)
First Call Observation Date	Underlying A: $110.00 (at or above Initial Underlying Value) Underlying B: $105.00 (at or above Initial Underlying Value) Underlying C: $115.00 (at or above Initial Underlying Value)
	Payment upon Automatic Call:	$1,039.375
	Prior Coupon Payment:	$39.375 ($39.375 × 1 = $39.375)
	Total Payment:	$1,078.75
	Total Return on the Notes:	7.875%

Because the Notes are called on the first Call Observation Date (beginning six months after the Trade Date), we will pay you on the applicable Call Settlement Date a cash payment of $1,039.375 per Note, reflecting your principal amount plus the applicable Coupon Payment. When added to the Coupon Payment of $39.375 paid in respect of the prior Coupon Payment Date, we will have paid you a total of $1,078.75 per Note, for a total return of 7.875% on the Notes. No further amounts will be owed to you under the Notes.

Example 2 — Notes Are NOT Called and the Final Underlying Value of the Least Performing Underlying Is at or above Its Conversion Price.

Date	Closing Value	Payment (per Note)
Final Valuation Date	Underlying A: $85.00 (at or above Conversion Price; below Initial Underlying Value)
Underlying B: $110.00 (at or above Conversion Price and Initial Underlying Value)
	Underlying C: $105.00 (at or above Conversion Price and Initial Underlying Value)
	Payment at Maturity:	$1,039.375
	Prior Coupon Payments:	$275.625 ($39.375 × 7 = $275.625)
	Total Payment:	$1,315.00
	Total Return on the Notes:	31.50%

Because the Notes are not called and the Final Underlying Value of the Least Performing Underlying is greater than its Conversion Price, at maturity, we will pay you a total of $1,039.375 per Note, reflecting your principal amount plus the applicable Coupon Payment. When added to the Coupon Payments of $275.625 paid in respect of the prior Coupon Payment Dates, we will have paid you a total of $1,315.00 per Note, for a total return of 31.50% on the Notes.

Example 3 — Notes Are NOT Called and the Final Underlying Value of the Least Performing Underlying Is below Its Conversion Price.

Date	Closing Value	Payment (per Note)
Final Valuation Date	Underlying A: $40.00 (below Conversion Price)
Underlying B: $110.00 (at or above Conversion Price and Initial Underlying Value)
	Underlying C: $105.00 (at or above Conversion Price and Initial Underlying Value)
	Value of Payment at Maturity:	$706.043 (shares of the Least Performing Underlying with a value of $666.668 + $39.375)
	Prior Coupon Payments:	$275.625 ($39.375 × 7 = $275.625)
	Value of the Total Payment:	$981.668
	Total Return on the Notes:	-1.8332%

Because the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price, at maturity, we will deliver to you a number of shares of the Least Performing Underlying equal to its Share Delivery Amount with a value, calculated as of the Final Valuation Date based on its Final Underlying Value, of $666.668 per Note plus the applicable Coupon Payment otherwise due. Fractional shares of the Least Performing Underlyings will be paid in cash. When added to the Coupon Payments of $275.625 paid in respect of the prior Coupon Payment Dates, we will have paid you (or delivered to you shares of the Least Performing Underlying equivalent in value) a total of $981.668 per Note, for a total loss on the Notes of 1.8332%.

The Notes differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Notes at maturity. If the Notes are not called and the Final Underlying Value of the Least Performing Underlying is less than its Conversion Price, at maturity, we will deliver to you shares of the Least Performing Underlying that will likely be worth less than the principal amount of the Notes and may have no value at all. Accordingly, you may lose some or all of the principal amount of the Notes.

Your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

What Are the Tax Consequences of the Notes?

United States Federal Income Tax Considerations

You should review carefully the sections in the accompanying product supplement entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a Non-U.S. Holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlyings. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlying, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”), as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you.

Under the treatment of a Note as a Put Option and a Deposit, a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement (including an early redemption) or an earlier taxable disposition. Pursuant to this treatment, set forth below are the portions of each coupon that we have determined should be treated as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
%	%	%

(1) To be provided in the final pricing supplement

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussions in the section of the accompanying product supplement entitled “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders” and assuming our treatment of the Notes as a Put Option and a Deposit is respected, you should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Notes, provided that (i) income in respect of the Notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement, which you should carefully review prior to investing in the Notes.

Information about the Underlyings

Each Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Underlying can be located on a website maintained by the SEC at https://www.sec.gov by reference to that issuer’s SEC file number provided below. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Underlying	Exchange Ticker	Exchange	SEC File Number
DELL Underlying	DELL	New York Stock Exchange	001-37867
LLY Underlying	LLY	New York Stock Exchange	001-06351
MU Underlying	MU	Nasdaq Stock Market	001-10658

According to publicly available information:

•	Dell Technologies Inc. is a technology provider that designs, develops, manufactures, markets, sells and supports a range of solutions, products and services. Its offerings include servers and networking, storage, cloud solutions, desktops, notebooks, services, software, branded peripherals and third-party software and peripherals.

•	Eli Lilly and Company discovers, develops, manufactures and markets human pharmaceutical products.

•	Micron Technology, Inc. designs, develops and manufactures memory and storage products.

Historical Information

The following graphs set forth historical closing values of the Underlyings for the period from January 1, 2016 (or from the initial listing date, if later) to January 16, 2026. Each solid line represents the Conversion Price of the relevant Underlying. We obtained the information in the graphs from Bloomberg Financial Markets, without independent investigation. The historical performance of the Underlyings should not be taken as an indication of their future performance. We cannot give you assurance that the performance of the Underlyings will result in the return of all of your initial investment.

Class C Common Stock of Dell Technologies Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Eli Lilly and Company

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Common Stock of Micron Technology, Inc.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Underlyings from December 28, 2018 through January 16, 2026. For comparison purposes, each Underlying has been normalized to have a closing value of $100.00 on December 28, 2018 by dividing the closing value of that Underlying on each day by the closing value of that Underlying on December 28, 2018 and multiplying by $100.00. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg L.P., without independent verification.

― DELL Underlying  ― LLY Underlying  ― MU Underlying

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction (i.e., positive or negative). The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of the Underlyings relative to one another over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes. The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Conversion Price on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of those Underlyings will decrease in value. This results in a greater potential for a loss of principal at maturity. However, even if the two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Conversion Price on the Final Valuation Date, as both of those Underlyings may decrease in value together.

The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Conversion Price on the Final Valuation Date, and with three Underlyings, there is a greater potential that one pair of the Underlyings will have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for a loss of principal at maturity. We determine the Coupon Rate for the Notes based, in part, on the correlations among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of Underlyings will be reflected in a higher Coupon Rate than would be payable on securities linked to fewer Underlyings or that have a higher degree of correlation. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Notes that it will purchase from us to investors or to its affiliates at the price to public listed on the cover page of this pricing supplement. UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of this pricing supplement to its affiliates for distribution of the Notes.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately seven months after the Settlement Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

Structuring the Notes

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Key Risks—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.